Exhibit 10.35

SUPPORT AGREEMENT
This SUPPORT AGREEMENT (this “Agreement”) is made as of December 2, 2016 (the “Effective Date”), by and among ETP Retail Holdings, LLC, a Delaware limited liability company (the “Support Provider”), Sunoco LP, a Delaware limited partnership (“Sunoco LP”), Sunoco Finance Corp., a Delaware corporation (“Sunoco LP Finance” and, together with Sunoco LP, the “Sunoco Issuers”), and ETC M-A Acquisition LLC, a Delaware limited liability company (“Guarantor”). The Support Provider, the Sunoco Issuers and Guarantor may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”
PRELIMINARY STATEMENTS:
A.The Sunoco Issuers have issued (a) $800 million aggregate principal amount of 6.375% Senior Notes due 2023 (the “2023 Notes”) pursuant to that certain Indenture, dated as of April 1, 2015 (the “2023 Notes Indenture”), among the Sunoco Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee (the “2023 Notes Trustee”), as amended and supplemented, and (b) $800 million aggregate principal amount of 6.25% Senior Notes due 2021 (the “2021 Notes”) pursuant to that certain Indenture, dated as of April 7, 2016 (together with the 2023 Notes Indenture, the “Indentures”), among the Sunoco Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee (the “2021 Notes Trustee”), as supplemented and amended.
B.Support Provider previously entered into (a) that certain Guarantee of Collection, made as of April 1, 2015, to Sunoco LP (the “2023 Notes Guarantee”), pursuant to which, among other things, Support Provider agreed to provide a guarantee of collection, on the terms set forth therein, for the benefit of the holders (the “2023 Noteholders”) of the 2023 Notes and (b) that certain Guarantee of Collection, made as of April 7, 2016, to Sunoco LP (together with the 2023 Notes Guarantee, the “Guarantees” and each a “Guarantee”), pursuant to which, among other things, Support Provider agreed to provide a guarantee of collection, on the terms set forth therein, for the benefit of the holders of the 2021 Notes (the “2021 Noteholders” and, together with the 2023 Noteholders, the “Holders”).
C.Support Provider has entered into that certain Contribution, Assignment and Assumption Agreement, made as of the date hereof, pursuant to which Support Provider assigned all of its right, title and interest in and to the Guarantees to Guarantor, and Guarantor assumed all of Support Provider’s duties, liabilities and obligations under each of the Guarantees, and agreed to pay, perform and discharge, as and when due, all obligations of Support Provider under each of the Guarantees.
D.Accordingly, the Support Provider desires to enter into this Agreement to provide support to Guarantor in furtherance of each of the Guarantees in support of the 2023 Notes and the 2021 Notes (collectively, the “Supported Debt”), on the terms and subject to the conditions set forth herein.
E. The Sunoco Issuers, the Support Provider and Guarantor desire to enter into this Agreement and be bound by the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Support and Consent. Subject to the terms and conditions of this Agreement, including but not limited to Sections 2 and 3 below, the Support Provider hereby provides support to Guarantor and agrees to contribute cash to Guarantor in such amounts as necessary to guarantee collection of the aggregate principal amount of the Supported Debt pursuant to each of the Guarantees. Notwithstanding anything herein to the contrary, the obligations of the Parties under this Agreement are obligations solely of the Parties and do not constitute a debt or obligation of (and no recourse shall be made with respect to) Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), any of its affiliates (other than the Parties hereto), or any shareholder, partner, member, officer, director or employee of ETP or such affiliates (collectively, the “Non-Recourse Parties”). No action under or in connection with this Agreement shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder shall be obtainable against any Non- Recourse Party.
2.Support Payment Conditions. Notwithstanding any other term or condition of this Agreement to the contrary, the Support Provider shall be obligated to make contributions of cash to Guarantor pursuant to this Agreement to enable Guarantor to pay any and all amounts of the Supported Debt due and payable pursuant to the terms and conditions of the Guarantees.
3.Cap. Notwithstanding any other term or condition of this Agreement to the contrary, it is agreed that the Support Provider’s maximum liability under this Agreement with respect to the Supported Debt shall not exceed the positive difference (if any) between (i) the principal amount of Supported Debt, minus (ii) the sum of (A) all payments of principal made by or on behalf of the Sunoco Issuers in respect of such Supported Debt, plus (B) the fair market value of any property received or cash proceeds collected or any consideration otherwise realized (including by way of set off) from or for the account of the Sunoco Issuers pursuant to, or in connection with, the principal amount of Supported Debt, including, but not limited to, any property or cash proceeds collected or realized from the exercise of any rights and remedies at law or in equity that the applicable Holders may have against the Sunoco Issuers or any collateral securing such Supported Debt, plus (C) any principal amount of such Supported Debt which is forgiven or otherwise voluntarily compromised by the applicable Holders (such amount, the “Support Cap”).
The Support Provider shall have no obligation to make a payment hereunder with respect to any accrued and unpaid interest or any other costs, fees, expenses, penalties, charges or other amounts of any kind whatsoever that may be owed by Guarantor or the Sunoco Issuers, whether on or related to the Supported Debt or otherwise.
4.Termination of Agreement. This Agreement shall remain in effect and will not terminate until the earlier to occur of (a) termination or expiration of each of the Guarantees and (b) payment by the Support Provider of the maximum amount due by the Support Provider under Section 3 hereof, as such amount may be limited by Section 10 hereof.
5.Notices; Defenses; Etc. The Sunoco Issuers and Guarantor hereby agree to provide the Support Provider with notice promptly following any alleged default by any Sunoco
Issuer under the documents evidencing the Supported Debt or by Guarantor under the documents evidencing the Guarantees, and the Support Provider shall be entitled to receive information regarding, and make reasonable requests for information with respect to, the actions any Holders have taken against the Sunoco Issuers with respect to the Supported Debt or Guarantor with respect to the Guarantees. By entering into this Agreement, the Support Provider is not waiving any defense, set-off or counterclaim available to Guarantor or the Sunoco Issuers with respect to the Supported Debt nor is the Support Provider waiving its rights with respect to diligence, presentment, demand for performance, notice of protest, notice of dishonor, default or non- payment, or notice of acceptance of this Agreement.
6.Covenants of Sunoco LP and Guarantor.
(a)Repayment or Refinancing of Supported Debt. Without the prior written consent of the Support Provider, Sunoco LP shall not be entitled to (i) repay any principal amount of the Supported Debt or (ii) refinance all or any portion of the Supported Debt, unless, in the case of (ii) above, Sunoco LP (x) simultaneously replaces the Supported Debt with at least an equivalent amount of new indebtedness (such new indebtedness, the “Refinanced Supported Debt”) with substantially similar covenants providing for no earlier amortization of principal than the amortization contemplated by the applicable maturity date of any Supported Debt (any such date, a “Maturity Date”), (y) permits Guarantor at its sole discretion to guarantee the Refinanced Supported Debt on the terms and subject to the conditions set forth in the applicable Guarantee and (z) permits Support Provider at its sole discretion to provide support to Guarantor in furtherance of the applicable Guarantee of the Refinanced Supported Debt, on the terms and subject to the conditions set forth herein.
(b)Actions Upon Maturity Date. Upon a Maturity Date for any of the Supported Debt, and payment in full of the aggregate principal amount of such Supported Debt, no additional guarantee shall be permitted to be made by Guarantor with respect to such Supported Debt. Any Supported Debt subject to a Guarantee may be retired or refinanced with debt that is not subject to a guarantee commencing at any time on or after the scheduled Maturity Date for such Supported Debt.
(c)Extinguishment of Supported Debt. Sunoco LP shall use commercially reasonable efforts to extinguish any applicable outstanding Supported Debt on the applicable Maturity Date. Guarantor shall release the Support Provider from any liability or obligation under this Agreement related to the Supported Debt on the applicable Maturity Date for such Supported Debt and shall enter into and execute such documents and instruments as the Support Provider may reasonably request in order to evidence such release.
(d)Sunoco LP Finance. Prior to the Maturity Date for any of the Supported Debt, Sunoco LP Finance shall continue to have no material assets or any liabilities, other than as a co-issuer of debt securities of Sunoco LP.
(e)Guarantor Limited Activities. Without the prior written consent of Support Provider, Guarantor shall not (i) create, incur, assume or permit to exist any Indebtedness (as defined below) other than the Guarantees or (ii) consummate any transactions other than the Guarantees of the Supported Debt. As used in this Section 6(e), “Indebtedness” shall mean (A) all obligations for borrowed money, (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements relating to property or assets, (D) all obligations issued or assumed as the deferred purchase price of property or services, (E) all guarantees of Indebtedness of others, (F) all capital lease obligations, (G) all obligations with respect to hedging and swap agreements, (H) the principal component of all obligations, contingent or otherwise, as an account party in respect of letters of credit and (I) the principal component of all obligations in respect of bankers’ acceptances.

7.Covenants of Support Provider.
(a)Net Worth. Support Provider hereby represents to Guarantor and Sunoco LP that it will maintain net assets (excluding any interest in Guarantor and Sunoco LP held by Support Provider) with a fair market value equal to or greater than the amount of the Support Cap and in the event Support Provider disposes of, transfers, or conveys any of its assets, except with respect to distributions permitted in clause (b) below, it shall, if necessary, promptly replace such assets so as to have net assets (excluding any interest in Guarantor and Sunoco LP held by Support Provider) with a fair market value equal to or greater than the amount of the Support Cap. Support Provider shall provide a certificate to Guarantor and the 2023 Notes Trustee and the 2021 Notes Trustee, as applicable, on an annual basis (beginning on the first anniversary of this Agreement and until the Supported Debt has been paid in full) providing that it is in full compliance with this Section 7(a).
(b)Distributions. Support Provider shall be entitled to make distributions of available cash with respect to its equity interests provided Support Provider shall not make a distribution of cash or property to the extent such distribution would constitute a Fraudulent Conveyance (as defined in Section 10) in light of Support Provider’s obligations under this Agreement or otherwise impair Support Provider’s ability to satisfy its obligations under this Agreement.
8.Covenants of the Parties to Maintain Tax Treatment. For so long as any of the Guarantees is outstanding, the Parties hereto hereby agree that:
(a)At the Sunoco LP level, unless otherwise required by law, it is the intent of the Parties to treat (i) Guarantor as the sole partner bearing the economic risk of loss with respect to the Supported Debt pursuant to Treasury Regulation § 1.752-2 and (ii) the 2021 Notes as a “refinancing debt” pursuant to Treasury Regulation § 1.707-5(c); provided that, notwithstanding the foregoing, Sunoco LP shall not be required to take any such position in any taxable year to the extent Sunoco LP determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.
(b)At the Guarantor level, unless otherwise required by law, it is the intent of the Parties to treat (i) the Support Provider as bearing the economic risk of loss with respect to the Supported Debt in an amount equal to the amount of the Supported Debt in accordance with Treasury Regulation § 1.752-2 and (ii) the 2021 Notes as a “refinancing debt” pursuant to Treasury Regulation § 1.707-5(c); provided that, notwithstanding the foregoing, Guarantor shall not be required to take any such position in any taxable year to the extent Guarantor determines in good faith after consulting with tax counsel that such position is not supported by current law or actual facts and circumstances.
(c)Neither Sunoco LP nor Guarantor shall (i) modify any of the Guarantees so as to eliminate or limit the ultimate recourse liability of the Support Provider with respect to the Supported Debt, (ii) merge or consolidate with, or take any action that would cause, Guarantor to become a corporation for U.S. federal income tax purposes or (iii) except as required by the Indentures, cause or permit any other corporation, partnership, person or entity to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Supported Debt.
(d)In the event a subsidiary of Sunoco LP that is regarded as separate and apart from Sunoco LP for U.S. federal income tax purposes becomes a Subsidiary Guarantor (as such term is defined in the Indentures), as applicable, of the Supported Debt or otherwise guarantees the Supported Debt, the Support Provider agrees to indemnify such subsidiary for any amounts that the subsidiary is required to pay pursuant to its guarantee of the Supported Debt, on the same basis and subject to the same limits as with respect to the applicable Guarantee.
(e)In the event a partner of Sunoco LP guarantees or otherwise incurs any liability with respect to the Supported Debt, Support Provider agrees to indemnify such partner for any amounts that the partner is required to pay pursuant to its guarantee or liability of the Supported Debt, on the same basis and subject to the same limits as with respect to the Guarantees.
9.Waiver of Subrogation. The Support Provider irrevocably waives, relinquishes and renounces any right of subrogation, contribution, indemnity, reimbursement or any claim whatsoever which the Support Provider may have against the Sunoco Issuers or any other persons liable on the Guarantees or the Supported Debt. The Support Provider will not assert any such claim against the Sunoco Issuers or any other persons liable on the Guarantees or the Supported Debt, in any proceeding, legal or equitable, including any bankruptcy, insolvency or reorganization proceeding. This provision will inure to the benefit of and will be enforceable by the 2023 Notes Trustee, the 2021 Notes Trustee, any of the Holders, the Sunoco Issuers and any such persons liable on the Guarantees or the Supported Debt, and their successors and assigns, including any trustee in bankruptcy or debtor-in-possession.
10.Fraudulent Conveyance. Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement not constitute a Fraudulent Conveyance (as defined below). Consequently, the Support Provider agrees that if this Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement shall be valid and enforceable only to the maximum extent that would not cause this Agreement to constitute a Fraudulent Conveyance, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times. For purposes of this Section 10, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
11.Cumulative Rights; No Waiver. Each and every right granted to Support Provider hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time subject only to the limitations set forth in this Agreement. No failure on the part of Support Provider to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Support Provider of any right preclude any other or future exercise thereof or the exercise of any other right.
12.Amendments; Waivers.
(a)Except as otherwise expressly set forth herein, this Agreement may not be modified, amended or waived except by an instrument or instruments in writing signed by each of the Parties hereto.
(b)The Parties hereby agree that no provision of Section 1 hereof may be modified, amended or waived without the prior written consent of a majority of the 2023 Noteholders or the 2021 Noteholders, as the case may be, if such modification, amendment or waiver would materially and adversely reduce the benefits to such Holders, as applicable, of the support contemplated by Section 1 hereof with respect to such Supported Debt.
13.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement shall prevent the Support Provider from merging or consolidating with or into any other person so long as the surviving person agrees to be bound by the terms of this Agreement.
14.Third-Party Beneficiaries. This Agreement is for the benefit only of the Support Provider, the Sunoco Issuers, Guarantor, the 2023 Notes Trustee, the 2021 Notes Trustee, any of the Holders and the subsidiaries of Sunoco LP described in Section 8(d) and is not intended to confer upon any other third party any rights or remedies hereunder, and shall not be construed as for the benefit of any other third party.
15.Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight, registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, if to the Support Provider, at the following address or facsimile number for the Support Provider:
ETP Retail Holdings, LLC
8111 Westchester Drive, Suite 600
Dallas, Texas 75225 Attention: General Counsel
Facsimile Number: (214) 981-0701
if to the Sunoco Issuers, at the following address or facsimile number for Sunoco LP:
Sunoco LP
c/o Sunoco GP LLC 3801 Westchester Pike
Newtown Square, Pennsylvania 19073 Attention: Associate General Counsel Facsimile Number: (866) 673-0590
if to Guarantor, at the following address or facsimile number for Guarantor: ETC M-A Acquisition LLC
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Attention: Chief Financial Officer Facsimile Number: (214) 981-0701
or at such other address or number as shall be designated by the Support Provider, any Sunoco Issuer or Guarantor in a notice to the other Parties to this Agreement. All such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular mail, on the date actually received by the addressee; (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt; (C) in the case of a notice delivered by hand, when personally delivered; (D) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.
16.Separability. Should any clause, sentence, paragraph, subsection or section of this Agreement be judicially declared to be invalid, illegal or unenforceable in any respect, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, illegal or unenforceable will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.
17.Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart.
18.Section Headings. Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
19.Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties related thereto.
20.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK
WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
21.Consent to Jurisdiction; Waiver of Jury Trial. The Parties irrevocably submit to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non- appealable judgment against a Party in connection with any proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is duly executed and delivered by the authorized signatories set forth below, to be effective as of the Effective Date.

ETC M-A ACQUISITION LLC

By:	/s/ Robert W. Owens
Name :	Robert W. Owens
Title:	Chief Executive Officer

SUNOCO LP

By:	Sunoco GP LLC,
its general partner

By:	/s/ Robert W. Owens
Name :	Robert W. Owens
Title:	President and Chief Executive Officer

ETP RETAIL HOLDINGS, LLC

By:	/s/ Robert W. Owens
Name :	Robert W. Owens
Title:	President

SUNOCO FINANCE CORP.

By:	/s/ Robert W. Owens
Name :	Robert W. Owens
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]